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Operator:
Good day, and welcome everyone to the Acxiom second quarter physical year 2007 earnings conference call. Today's call is being recorded. At this time for opening remarks, I would like to turn the call over to the Chief Financial Officer, Mr. Frank Cotroneo, please go ahead.

Frank Cotroneo:
Thank you. Good afternoon and welcome. Thank you for joining us to discuss our fiscal 2007 second quarter results. Today with me are Charles Morgan, our Chairman and CEO, Lee Hodges, our Chief Operating Officer and Rodger Kline, our Corporate Administration Leader. Before we begin with our remarks, I'd like to thank all of you who attended our investor analyst conference in New York last month. We were very pleased with the participation and appreciated the opportunity to speak with you directly. We've received very positive responses from many of you regarding the content and the line of business format. We will continue to provide increased transparency into our business drivers and progress reports toward our stated goal. Before we begin our formal remarks, I would like to remind everyone that the various comments we may make about future expectations, guidance, targets, estimates, plans and prospects for the Company constitute forward-looking statements within the meaning of the Federal Securities Law, and are based on current information and expectations. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including those discussed in the first quarter press release, and in the Acxiom filings on Form 10K, Form 10Q, Form 8K which are on file with the SEC. A copy of our press release, required financial schedules, including any reconciliation of non-GAAP measures are now being posted to the Investor Relations portion of our website at Acxiom.com. At this time I'll turn the call over to Lee Hodges. Lee?

Lee Hodges:
Thanks, Frank and hi everyone. I would like to spend a few minutes highlighting our second quarter performance in company operations. Overall it was another very encouraging quarter. Our fifth consecutive strong operational quarter with solid results across the board including margins that continue to improve. As I've done in recent calls, I'll briefly cover three areas today. U.S. revenue performance, European results, and our ongoing expense in margin improvement efforts. Revenue in our U.S. business grew just under 5%, 4.8% over Q2 of fiscal 2006. That compares to a strong revenue quarter last year which then represented 10.5% growth over the prior year. U.S. operating margin rose a full percentage point, excluding the unusual charges a year ago, from 12.4% last year in the second quarter to 13.4% this year. But clearly while we're making very good improvements in bottom line results, and continue to improve margins, we need to focus more intently on growing the top line, and we are. And Charles will talk more about our revenue growth acceleration initiatives in a few minutes. Let me start with our financial services business in the U.S., where we were down 1% for the quarter, and were about flat year-over-year for the first half. We had one client in financial services whose spending with us fell off fairly significantly compared to last year when our revenues were temporarily bolstered due to this client's merger activity. In the past, we had a similar occurrence with another client as you may recall me discussing last year. In this large account financial services environment, it seems we will periodically have one client who will temporarily be cutting back, just one of the challenges we face. Removing the effect of that single client, we generated nearly 7% year-over-year growth in financial services in Q2. Date of products and digital services were up considerably and we saw no further decline in credit card direct mail volumes, one of our key metrics for traditional CDI and database services as you know. And we continue to make good progress in selling Acxiom Solutions into lines of business with enlarged financial institutions outside of our traditional credit card acquisition area. That's clearly one of the keys to our future success, and something we're very focused on. For example, our revenue in the investment brokerage area was up 33% over last year, and we signed up several new logos in our retail banking segment. That strategy is really paying off. As a post script in financial services, I'll mention that year-to-date revenue is up 12%, with that "problem" client we told you about last year. So things do turn around, and we remain upbeat about our long-term growth prospects in financial services, both for credit card and for our broader solutions set. Also in the second quarter, we had very solid reference growth in several of our key other industries in the U.S. In retail, we were up just under 10% in the quarter, with three of our largest accounts up even more than that. In automotive, we were up 38% year-over-year, much of that was due to huge growth in one major auto maker, but we saw very good growth with most of our largest auto clients. In median publishing revenue grew 31% compared to last year where we had a couple of big new contracts that landed in that segment. In our IT services segment, we're continuing to see great results from our important data factory thrust, with revenue up 49.9%, just about 50% quarter-over-quarter. And as we've discussed before, this strategic offering represents the primary ongoing focus of our IT services business. And Charles will cover more U.S. revenue highlights in a minute. Before turning to Europe, let me also mention this. We are becoming increasingly selective about the new business we pursue and sign from both a margin and an ROIC standpoint. While this may be having a short term effect on our top line, it will obviously have a positive effect on our bottom line. And as we further institutionalize this increased discipline, we'll see our top line continue to grow nicely as well. So now let's turn to Europe. As I told many of you at our Analyst Day in New York, we're continuing to make good solid progress in Europe, and the positive trend continued in the second quarter. European revenue was up 3% quarter-over-quarter, removing the effects of currency rate differences. In U.S. dollars, as reported, we were up 8%, and we generated $1.8 million in U.S. dollar in operating profit in the quarter, which was 3.7%, versus a loss of a $1 million last year. Clearly a positive turn around. As I also mentioned in New York, our European business has stabilized. In fact, maybe even a little bit better than stabilized, but it isn't yet what I'll call thriving. We'll have our European go forward strategic plan in place by the end of the calendar year. Also as we mentioned in New York, and we'll do this as we identify key strategic actions to aggressively grow revenue and improve our profitability even more. Since our New York meeting I spent a week in Europe, and I liked what I saw, we're simply making progress on many important fronts. Our big three countries on the continent, France, Germany, and the Netherlands have shown consistent growth for the past six months, and our UK data business has been showing very positive signs as well. That's been a challenge for us in recent quarters. And we're executing ORG structure changes that will more easily enable and industry focus in Europe. Frank and Charles will also be making trips across the pond before the end of the calendar year. We want to show our European associates they're a key part of the team, and we'll be helping them in all possible ways to insure their success. As we've discussed in the past, and we remain committed to it, our broad strategy in Europe is to leverage our strong data business to expand our services and solutions business, and we're continuing to make progress. One final comment about our Asia Pacific business. We're up nearly 20% over Q2 last year, and we continue to make very nice progress in that strategic region. Now let me shift to topic number three, our ongoing focus on expense management and margin improvement. And I'll revisit the key areas I've cited for you in recent quarters, which clearly are ongoing focus areas at Acxiom. The first is computer and related expense. In the second quarter, it represented 20.9% of total revenue compared to 23.1% last year. These very significant savings are the result of the many operational improvements we've made in our IT environments and the implementation of our lower cost grid infrastructure. The second major expense area we focus on is our U.S. delivery center. We held the line there with delivery center expenses 11.8% of total revenue, the same as last year. On a year-to-date basis, we're at 11.9% of total revenue versus 12.5% last year. Clearly our ongoing focus on margin improvement continues to yield good results. In Q2, our gross margin was 27.5% compared to 26.2% in the same quarter last year. And as I've told you in the past, we're not going to take our eye off the expense management ball at Acxiom. In summary, it was another strong quarter for Acxiom operations, our fifth in a row. We're making very solid progress in executing our business plan and we're generating positive repeatable results. The Acxiom operational machine is well oiled. Our business fundamentals are very sound, and we expect to see continued positive financial results in future quarters. Thanks and now I'll turn it over to Charles.

Charles Morgan:
Lee, thank you very much and I might add that these last five quarters and the results we've generated are in no small part to the leadership you have provided, so I want to thank you for that and acknowledge that. As I start talking about where we are today, and some of the areas that I'm going to cover, I think I can be fairly brief. We spent a lot of time in New York covering in great detail our current situation and future plans, and I think the information we shared in the release and the numbers that Lee just went over with you, and the numbers that Frank will share with you in a few minutes, all paint a pretty clear picture. We're continuing to make progress. We're delivering results which are very solid, and we're on track to achieve the targets that we've previously communicated to you. To net it out we're showing nice earnings growth, margins are improving. Our operating margins this quarter and year-to-date for both the U.S. and international are within our guidance range. As Lee told you we're all very intently focused on accelerating our revenue growth. I'm enjoying having time to reintensify my efforts to that end, and am spending much more time with senior executives at a number of our major client locations, and I definitely have an outstanding story to tell. At Acxiom we have really expanded our capabilities in the last year or so, with our digital and risk management solutions, with our expansions in Europe, and of course we remain a clear industry leader in the traditional data--in customer data integration, database markets as well particularly at the large end of the scale. In addition, our current and future grid base solutions offer effective answers to problems that our clients are looking to solve, and can solve those problems very effectively and cost efficiently. So there's no reason that we shouldn't be growing revenue faster than we are. I've always said what gets focused on and measured gets done. We've proven that with our expense management initiative in the many ways we have transformed Acxiom from a solution and delivery point of view. Our efforts to transform the top line began early in FY '07, and I might add, they're being made while keeping a close eye on margins, I think Lee has made that abundantly clear. The overall 5.4% growth really disguises a lot of good news stories on the revenue front. Lee told you about some of the impressive gains in some of our key industry. He mentioned retail up 9.6, up 31% in median publishing and up 38% in automotive, and I think he also mentioned the 19.6% increase in Asia Pac. I've been with a number of these industries, and industry teams. I was in Detroit last Friday with our automotive team. And those guys, as you can see the numbers, are really on a roll. One of the client reps as a matter of fact, had to miss our final business meeting because he had a meeting with a procurement team at one of the big auto makers. It seems they make a habit of trying to close deals on Friday afternoon. And in fact I found out this week we did close that deal with the automotive business. So in that industry, the good news continues, and they talked about a number of other outstanding opportunities they have in that industry. Today I want to tell you that the growth in these key industries was [filled] at least in part by some of the very strong year-over-year gains in several of our lines of business, as we call them, our rows. Our digital business continues to grow quickly, it's up 18.8% in Q2, compared to last year. Our risk business also had a great quarter. It was up 21% year-over-year. We have told you in the last few quarters that we're focusing on increasing the pace of our growth and data. Our U.S. info base revenue was up 8.3% in the quarter, and that compared to a 2.5% growth in Q2 of last year. Sequential growth, another way to look at how we're doing the data business, was up 20.2%, which was certainly well above last year's 15% Q1 to Q2 growth. We'll also, as we've said many times, very optimistic about another growth strategy partnering with company's like EMC and SAP to help us increase the distribution of our data products and services. We continue to make good progress with EMC, and are on schedule to release our business information grid in January of 2008. We've already sold one proof of concept deal, and we're doing paid consultant engagements with several other prospects, helping them determine how business information grid solution will deliver value for their business. Next week, we also reach a major milestone when we remotely install and run the grid solution on-site at an EMC lab. I told you last quarter about our new relationship with SAP, and we already are making Acxiom's data content and CDI services available from the SAP platform as a part of their CRM Suite of software products. We've already closed our first deal with SAP. We have several other deals in the works. We're clearly in the early stages of both of these important partnerships, but we're seeing great interest, and already some nice early results. So I'll promise to be brief. So in closing, let me just say that we're continuing to work to get better on all fronts. We're focused on planning and executing the fundamentals of our business. We're glad that we're on solid footing, and we're all focusing on continuing to produce predictable and positive financial results fueled by stronger revenue growth. Thanks for your time and interest in Acxiom. Now I'll turn it back over to Frank.

Frank Cotroneo:
Thank you, Charles. I'll be reviewing select financial highlights for the quarter, and I direct you to our website for the supporting financial schedules. These schedules are intended to give you additional insight into the trends of our business, and assist you with your analysis following this call. Should you have any additional questions following our Q&A, please contact us. As Charles and Lee described earlier, we posted very strong results in the second quarter. This quarter reflects our continued focus on our expense discipline, combined with our efforts to build our business and grow our top line revenue. This balanced approach will provide a foundation of sustainable financial performance for this fiscal year and beyond. I am very pleased that our result our success in both revenue growth and expense management. I would like to take this opportunity to thank all of our associates worldwide for delivering such strong results, and continuing the trend of delivering strong operational and financial performance. Consolidated revenue growth for the quarter was 5.4%. Operating income increased 123%. Pretax earnings were up 186% Net earnings grew 204%, and fully diluted earnings per share increased 213% over the same quarter a year ago. It is worth noting that last year's second quarter contained some non-recurring charges that depressed performance for that quarter. These charges are detailed in the press release. Excluding the impact of these unusual items in the prior year, second quarter results are still very strong. Operating income grew an impressive 21%. Pretax earnings increased 26%. Net earnings were up 24%, and fully diluted shares grew an impressive 25% versus a year ago. Our 213% increase in diluted earnings per share is a result of continuing margin expansion in our core business. For the three months ended September 30th, total revenue was $348 million. Net earnings were $21.7 million, or $0.25 per diluted share, compared to $7.1 million or $0.08 per diluted share a year ago. Services revenue for the quarter was $266 million. This represents an increase of $13 million or 5.1%. Revenue generated from our Insight America acquisition accounted for $2.9 million of this increase versus a year ago. The Insight acquisition was completed in the second quarter of fiscal 2006, so going forward this performance will be included as organic growth. U.S. operations excluding the impact of the Insight acquisition accounted for the majority of our remaining revenue increase of $10 million or a 4% growth in organic business. Data revenue for the quarter was $82.2 million. This represents a $4.9 million increase, or 6.3% over last year. The increase was equally attributable to Acxiom's U.S. info base and international data activity. U.S. data revenue was up 2.2 million, and international data was up 2.7. Approximately 1.2 million of the international data increase was due to positive foreign exchange. Excluding the effect of exchange rates, data revenue increased 4.8%. Cost of services revenue of $201.4 million represents an increase of $9.5 million or 5% compared to the same quarter a year ago. Gross margin for services revenue was stable over the period. The cost of services increase was in line with revenue growth and reflects the increase in delivery costs necessary to support that revenue growth. Cost of data revenue was $51 million, and represents a decrease of $1.1 million, or 2% compared to the same quarter a year ago. Data revenue gross margins improved from 32.6% to 37.9%, or 530 basis points over the prior year quarter. Excluding the pass through data, gross margins on data improved to 49.7% from 43.3%, or 640 basis points from a year ago. SG&A expense is $54 million for the quarter. As a percentage of total revenue, these expenses are 15.5%, compared to 16.6% a year ago, an improvement of 110 basis points. Excluding last year's unusual item, the year-over-year improvement is 20 basis points. Again much of the reduction can be attributed to our ongoing cost reduction and margin improvement initiative. Total gross margin expansion reflects steady performance and top line revenue growth and our continued emphasis on expense management. As Lee and Charles both discussed, we are not satisfied with our revenue growth, and are taking steps to increase the pace of our revenue growth. Interest expense for the quarter is $9 million, compared to $7.4 million a year ago. The increase of $1.6 million is due primarily to the $600 million variable rate term loan that was closed in September. The proceeds of the term loan were used to purchase approximately 11 million shares of the Company stock in a dutch auction self tender, and to reduce or restructure other debt. A full quarter's incremental interest expense from this financing will be approximately $6 million, and should be expected on a go-forward basis. Other net increased $1.6 million in the current quarter to $2.7 million. The current quarter included a one-time gain of $1.6 million for the completion of the sale of a minority interest investment we had in a Japanese data company. The quarter also included interest income of approximately $1 million. The prior year balance was primarily related to interest income of approximately $400,000, and a gain on sale of investment of $500,000. The increase in interest income was partially attributable to invested cash from the borrowings under the new $600 million term loan. The current year effective rate is 39%. A decrease from the prior period rate of 42.6%. The prior period rate was negatively impact by the nondeductability of certain investment banking fees incurred in the second quarter of last year, in support of the proxy contest. These deductions were deferred until the resolution of the proxy contest which was successfully concluded this quarter. The current year rate is negatively impact by approximately 100 basis points due to the expiration of the research and experimentation credit effective December 31, 2005. Should that credit be reinstated, the tax rate will be justified to reflect that benefit. Diluted earnings per share were $0.25 for the quarter compared to $0.08 for the quarter a year ago. Excluding the impact of unusual charges in the prior year, diluted earnings per share would have increased 25%. Diluted weighted shares outstanding for the quarter was 88.2 million compared to 89.6 million a year ago. The year-over-year decrease is primarily the result of the recent acquisition of company stock through the dutch auction self tender. As this stock acquisition occurred late in September 2006 quarter, the full impact on weighted average shares will be reflected in future periods. Now let me touch on a few highlights of the current quarter balance sheet as compared to the March 31st balance sheet. As of September 30th, the Company had cash on hand of $91.8 million. This cash balance was due to proceeds of the 600 million term loan being in excess of the cash used to pay off our line of credit and to acquire approximately 11 million shares of company stock. We plan to use remaining cash balances to retire other existing debt and for other general corporate purposes. The change in loan term obligations reflects increases due to receipt of term loan proceeds of $600 million, offset by paying off the revolving credit agreement and other debt. Treasury stock increased due primarily to the purchase 11 million shares of company stock, or $284 million. As discussed last quarter, we will be basing our calculation of free cash flow on the philosophy of unencumbered cash flow available to equity holders. For the quarter ended September 30, 2006, free cash flow to equity was 15.3 million versus a negative 1.2 million a year ago. Compared to the most recent quarter, free cash flow to equity has increased approximately 3.4 million. With respect to our annual guidance, there's no change in our outlook from our annual guidance conversation from our recent Analyst Day on September 27th. We expect our fiscal year '07 earnings per share to be between the middle to low end of our road map ranges. Included in these expectations are the incremental investments we referenced in our Analysts Day discussions and those can be expensed in the remainder of the fiscal year along with the impacts of the dutch auction, the financing and other items. I would direct you to our website and my presentation for the details. That concludes our comments for our second quarter. In closing, we are very pleased with our second quarter results and the recent trend of financial performance for Acxiom. We know however we must stay diligent to maintain high quality earnings growth. I am confident this management team is focused on managing our business to deliver superior, sustainable financial performance for shareholders. thank you all again for joining us today. Now we're prepared to begin the question-and-answer session of our call.

Operator:
Thank you. [OPERATOR INSTRUCTIONS] We'll take our first question from Kevane Wong from JMP Securities.

Kevane Wong:
Hey, guys, how you doing? I've got a couple for you. I guess first on the U.S. revenue, looked a little bit light, and you mentioned the one client that sort of the had the fall off. Can you quantify the impact on the quarter of that fall off, and then also give us a sense on is that one timish, or is that basically business on a go-forward basis?

Frank Cotroneo:
Sure. We hesitate to give that kind of detail out, but it's about $4 to $5 million in the quarter. We expect it to be in that range for the next quarter, but we do expect this customer to maintain a strong book of business with us. Again going back to the conversation Lee had, and just mention this year, this has to do with year-over-year merger activity that is no longer taking place with the bank, but that particular bank has a very strong book of business and we expect that to continue.

Kevane Wong:
As then also as far as Europe, that seem likes the overall results are just been great, bumping up sort of near the top end of the guidance, is sort of where I'm looking. Is there anything that is coming up in Europe that might sort of derail things in the near term, or just bring down the growth in near term, which is maybe why you're sort of keeping the guidance there or are you really sort of looking at the top end of European guidance?

Charles Morgan:
This is Charles. On the last question, I think I actually looked at forecast for that particular customer. I think it's 3 rather than 4 million in the subsequent quarters on that same order, but just to clarify that--

Kevane Wong:
Couldn't hear that. There's some sort of sound on the --

Charles Morgan:
Well, we're sorry, we--we're really technical here. I was just--hopefully you heard.

Kevane Wong:
I think you said it was more of $3 to 4 million?

Charles Morgan:
Well, I think--

Frank Cotroneo:
We're getting a lot of feedback. It may not be from our side. Actually, operator are you still on the line?

Operator:
Yes, sir, I am. It is from your line, sir, unfortunately. And I don't hear the feedback anymore, so if you want to try to continue.

Charles Morgan:
We'll try again. This is Charles. I said that--Frank, I said I just happened to look at those forecasts, and I think that particular client was down in the range of less than $3 million is the forecast for next quarter, year-over-year. So it's--the impact will be less in the next quarter.

Lee Hodges:
Kevane, Lee Hodges. I'll answer your second question. No, there is nothing that we anticipate in any way shape or form that will derail our progress in Europe. We're just not going to change our guidance now, but we are making steady progress as I mentioned and continue to do so, we plan to continue to do so.

Kevane Wong:
Fantastic, and I'll just do one more and I'll jump back off here. So also you're mentioning some of the changes you're doing as far as structure etc. over in Europe. Can you give us any sense on how well that's going? Is that organizational structure change expected to have any impact on it operationally, or is that actually going in process and moving on smoothly at this point?

Lee Hodges:
It's in process and moving along very smoothly. And the highlights of it are this, Kevane, we are structuring our European business similarly to the way we're structured in the U.S., where we have a very strong focus on industries, and we are creating that similar--a similar type of structure in Europe as we speak under Dave Allen's leadership, he's putting in place a model that we think will be a great fit for us in Europe in the future.

Kevane Wong:
A little easier to make that change with Europe side versus how the U.S. was?

Lee Hodges:
Yes, absolutely. We'll start with the UK, and then we'll move that structure on to the continent, while still maintaining the--the obvious important element of the country structure, as well. But this is all a work in process through the quarter, as I mentioned, and we are tuning and tweaking, if you will, our European plans, and I think by the end of this quarter, we will--we will be in a position to really start seeing some good growth in Europe.

Kevane Wong:
Excellent. All right. Thanks, guys.

Operator:
Next we'll take a question from Megan Talbott from Lehman Brothers.

Megan Talbott:
Good evening. A couple of quick clarification questions for Frank. Sorry if you mentioned this before in your comments, could you give us U.S. data and U.S. services year-over-year growth for the quarter?

Frank Cotroneo:
Sure. U.S. data, the U.S. operations--U.S. data revenue was up 2.2 million, international data was up 2.7. Of the 2.7 for international, 1.2 of that was FX. Excluding the effect of FX changes, data revenue increased 4.8% in the non-U.S. Total U.S. operations was up 4% organic.

Megan Talbott:
Okay.

Frank Cotroneo:
Services revenue was up a total of 5.1%.

Megan Talbott:
And when you say total U.S. up 4%, is that just data, or is that total U.S.?

Frank Cotroneo:
That's total U.S.

Megan Talbott:
Okay.

Charles Morgan:
Let me say that I gave the data number as being up 8.6%--I mean the info based revenue is up 8.6%, and that still is the largest segment of our data business in the U.S., but we have one small discontinued data business, our real estate data business, and we also have one pass through data account, and so, again, if you put those discontinued business and the pass through business in, then it depresses the overall number. The core businesses are info based business, and it's a majority of revenue, and it was up 8.6.

Megan Talbott:
Okay. Great. That's helpful. And then Frank just very quickly, could you clarify your comments on the interest expense? Did you say that incrementally there would be $6 million impact from the new debt?

Frank Cotroneo:
Thank that's correct.

Megan Talbott:
Okay, just wanted to make sure.

Frank Cotroneo:
This quarter, there was about 1.6 million, but the debt was closed on September 12th so you only had about two weeks in the quarter.

Megan Talbott:
Okay. And then moving on to your forward-looking expectations, in terms of free cash flow to equity year-to-date you're at 27 million, your guidance is roughly 120 for the year at the mid-point. Is that seasonality that gets you that incremental bump in the back half of the year versus the run rate, or what else is going on in the cash flow that gets you to that number?

Frank Cotroneo:
That's exactly right, we're expecting, our third and fourth quarters are our strongest quarters in all regards, especially free cash flow, so we're expecting that to be within our guidance range, and it will happen over the back half of the year.

Megan Talbott:
Okay, and then just finally in terms of the back half of the year as well. You mentioned a lot of businesses that you're excited about in the U.S., and given what you said about the financial services customer potentially being weak, again, in the third quarter, and your run rate being--for the third quarter being a little lower than what you're looking for, for the full year, could you sum up sort of what gives you the confidence that you're going to meet your expectations for the full year? Are there particular businesses that you think are going to continue to outperform, or is financial services you think maybe going to improve in the third or the fourth quarter?

Frank Cotroneo:
Well, Megan, it's a pretty broad question.

Megan Talbott:
Yes, sorry.

Frank Cotroneo:
We remain confident about our U.S. road map, both revenue and operating profit. Financial services is obviously our largest segment, and we'll continue to give it a lot of focus. As I mentioned, we were up 7% over the second quarter of last year, excluding the effect of this one client situation. And as Charles mentioned, the effect of that one client situation will be lessened a little bit in the third quarter versus the impact it had in the second quarter. But we are--we are--we are focusing on financial services on a number of fronts. Traditionally, we have sold credit card acquisition solutions that have been basically marketing databases for getting new--new customers into a credit card company, but we have dramatically expanded that focus, and now focus on what we call the total life cycle of a customer with that financial services company from not just becoming a new customer, but then how the bank cross sells and upsells to them and retains them, and even collects money from them. So we are now, in addition to our traditional customer acquisition marketing database solutions focused on digital risk solutions, enhanced data solutions, and a lot of customer marketing, instead of just prospect marketing. So we're also focused on other segments of the industry, retail banking, brokerage and investment services as I mentioned. So we remain very confident about our growth prospects in financial services.

Charles Morgan:
Charles here, let me also note, in case we forget, I think financial services was up 9% last quarter, 9+% last quarter. We had a real strong financial services growth number--fairly strong growth number last quarter, and so we still have some quarter to quarter variations, and I'm confident that just looking at the forecast of businesses that we closed, and more specifically talking to the people all around the business that I am very confident that we'll make our road map revenue numbers.

Megan Talbott:
Great. Thank you.

Operator:
We'll take our next question from Frederick Searby from JP Morgan.

Frederick Searby:
Thank you. Charles, a couple of questions. It sounded like you had some--when we looked at the roster of net new business wins, some blockbuster business, can you, given that you're not giving us the actual metrics, can you give us a sense whether that's an improvement sequentially, or up year on year in aggregate? And then secondly--

Charles Morgan:
Wait a minute, Fred, let me understand what you're saying. I gave some growth numbers in these lines of business. Yes, I talked about our digital and risk business.

Frederick Searby:
No, I'm saying the Proctor and Gamble and the other business that you listed as having one new business, and I'm looking at those new contracts--

Charles Morgan:
Oh, the press release. I thought you were talking about what I said.

Frederick Searby:
In the press release, and I was curious as to whether given that it looks like some very huge potentially deals, what do those--how does that compare the tenor of new business wins and what you've won this quarter with a year ago, and sequentially last quarter?

Charles Morgan:
Yes, Fred, I--we're really on track. The real good news is that we're really doing a good job of tracking this new business in renewals, and that's how we build our road map and our guidance for you guys. We are very much on track. A number of our major business wins and renewals we can't even talk about because our clients don't let us. The ones that are in here in the press release are the only ones that we can get "permission" to release. So we're a little bit handicapped in what we can and can't talk about, but there's not any--there's no--you should say there are no surprises here. We are on track to make our revenue and profit gains. What we're telling you--the overriding message is, there's an enormous focus by all of us to increase the rate of revenue growth, and there are a number of very encouraging things in industry segments and in our lines of business that give me confidence we're going to be doing that in the months and quarters to come.

Frederick Searby:
And in October, how is the business pacing so far? I mean--generally in the U.S., of course--

Charles Morgan:
I hadn't seen the October numbers, or I would give them to you right now. But I can absolutely tell you with confidence that we feel very good about our road map numbers this year, Fred, and there's--there is certainly more optimism on the part of our teams overall, both sales teams and delivery teams than I've seen around here in a long, long time.

Frederick Searby:
Great. All right. Thank you.

Operator:
We'll take our next question from Brad Eichler from Stephens Incorporated.

Brad Eichler:
Hi, good afternoon, guys. A couple of questions, first, I just want to follow up on an earlier one to make sure I got this one, but the organic growth for the U.S. services businesses only, is that the 5.something% you gave?

Frank Cotroneo:
The 5.1% I gave is services revenue in total.

Charles Morgan:
U.S. and Europe, right?

Frank Cotroneo:
U.S. and Europe.

Brad Eichler:
Do you have just the U.S. services organic number?

Lee Hodges:
It's 5.0, Brad.

Brad Eichler:
5.0, thank you, Lee. Lee, you touched on, a second ago, the kind of shift that's under way from focusing almost exclusively on prospecting to now focusing on different aspects of the customer life cycle. Any illustrative comments you could make there in terms of what you're seeing from a client? Can you talk a little about the percentage of the sales now that are becoming other portions of the life cycle, versus prospecting etc., to give us an idea of the growth opportunity?

Lee Hodges:
Well, Brad, that would vary from client to client. For these large accounts, we build an extensive account plan, as we call it, for each one of them, and it varies from client to client. But I will tell you probably even more in our financial services accounts, large accounts, than in our other industries, we are branching off of our traditional Acxiom services solutions into these other things. Jeff Stalnaker's organization in the second quarter was, as I mentioned, a very considerably in the newer stuff from Acxiom in that client's head. Had a great digital quarter. A great and growing risk quarter. His data numbers were up considerably in financial services clients. So I don't have the exact metrics to give you, Brad, but I'll tell you that that is really happening, and it's one of the keys to the future success of Acxiom in financial services.

Brad Eichler:
Okay. Two other quick questions. Last year in the third quarter, you guys had a stellar operating margin, 15.2%. Given topline trends, do you feel like this third quarter should be better than last year, just from a margin perspective?

Charles Morgan:
Brad, we're going to make our year-end number, and just like we've seen this quarter, Brad revenue can vary $5 or $8 million in a quarter. We see that I will say all your expectations last quarter on revenue, and we're a little light this quarter. And a lot of that revenue comes with very little expense associated with it. That's why our numbers can vary in a quarter. And as I say, I can look at the last six months of this year and feel great about hitting the numbers, but that's one reason we're getting away from these quarterly forecasts, is we could end up with 5 million less, or 8 million more revenue in a quarter than we have actually in our plan and it doesn't mean anything other than it's going to happen next quarter. That's really the only thing that you've just got to stay cognizant of.

Brad Eichler:
Okay, and then any just quick update on the progress with the DMB relationship?

Charles Morgan:
I don't know what Lee's got, but I just know I talked to Mike Whittaker today, and he's just beside himself about all the opportunity we have with them, both from a product and distribution standpoint, as well as from what I'll call a services delivery standpoint--delivery services to those guys. It certainly is well--is like other things, very on track as of yesterday afternoon.

Lee Hodges:
The only thing I'll add to that, Charles, is that we have Steve Elisio who we know real well, he's the CEO of D&B as you may know, Brad, is very engaged in this thing. That's always a good sign, as are Charles and I and others in our business so, at the top of our respective companies, we're committed to the success of this partnership with D&B in all of the aspects of it that Charles mentioned. We have a joint product, go to market plan. They're going to be a big customer of ours, and we're doing a lot of good things with D&B.

Brad Eichler:
Yes, they speak highly of you. Okay, thank you.

Charles Morgan:
Thank you, Brad.

Operator:
Next from Robert W. Baird, we'll hear from Mark Bacurin.

Mark Bacurin:
Hi, good afternoon, a couple of questions. I was hoping you guys could talk about the partnership opportunities a little more. In the past you guys have announced some other partnerships such as Accenture, Fair Isaac, and I think there was some excitement on the front end and then ultimately didn't net as much as you had hoped. So just curious maybe what you learned from those partnerships that give you more comfort in these new ones with EMC and SAP and curious to drill down on how the pricing decisions are, and the actual implementation of these solutions are driven and how much control you have over that process?

Charles Morgan:
This is Charles. I'll take a shot at it. I think one of the thing is we've learned in these partnerships is that both parties have got to have skin in the game. In other words, both sides have got to make substantial commitment, and there's got to be something in it in terms of substantial gain for the respective partners. Got to make investment, you've got to see that you're going to be able to generate substantial gain from it. We've announced partnerships with Accenture and others in the past that were mostly good faith, makes sense for us to work together, and we're going to go and do good together. And what we've learned now with our--from those, is that with EMC, specifically, we have seen a major corporate commitment by EMC. They've put substantial money down, and are spending internally substantial money. They have put people in place. They've put commissioning arrangements in place. They've got organization. They've changed their organization, as we have, to have a go to market plan. So we have people that are given incentives and are being paid to make this thing work. Both organizations specifically at the senior level are engaged. I'm engaged, the senior--the leadership at EMC are also engaged and they've done all the things to create incentives, and a line to organizations, and both organizations see to gain a successful outcome. So you have to all of those pieces in place or you're not going to be successful, and the same thing goes with SAP. We have got sponsorship by the head of SAP North America, they have put in place incentive. They're paying their sales guys, as we are putting incentives in place. So we have alignment, organization alignment, incentive alignment, and senior leadership support for this, and that's why you haven't seen us announce a whole lot more of these. Other than D&B, where we've just talked about it, where we have exactly the same thing in place. So I'm--we've actually--we're actually--we've generated more revenue already from the EMC relationship than I think we ever did from the Accenture relationship. We haven't even gotten the EMC deal going, and I would say the same thing goes for SAP.

Mark Bacurin:
And then just the second question. You guys talked probably 12, 18 months ago about some discussions you had regarding government contract opportunities, particularly related to Homeland Security. I haven't heard anything in that arena lately. Just wonder if you could give us some update there.

Charles Morgan:
Yes, I would say we've been not as successful--I was actually talking to somebody today about that very topic, and they said, well it takes 24 months to get substantial business from the government. I said, well, that means we're a total failure, we've been working on it for about three years. But, I will say that while we haven't signed anything extremely large and substantial, we still feel like we have some very nice prospects, and, beyond that, the government needs what we have desperately.

Mark Bacurin:
Thank you.

Operator:
Next from Credit Suisse we'll hear from Brandon Dobell.

Brandon Dobell:
Hi, guys, thanks.

Charles Morgan:
Is that Dobell?

Brandon Dobell:
Dobell, Dobell, I've heard a lot worse than Dobell, I can tell you that. Probably will hear a lot worse going forward.

Lee Hodges:
I understand that.

Brandon Dobell:
That's all right. On the IT business, just for a second, if you look at sequential quarterly numbers, or year-over-year numbers, how do we think about how that business grows or cycles? Is there a significant project component that kind of moves up and down? I would think that given the longer term nature of those contracts, you should pretty sequentially, or at least the trajectory sequentially would be pretty even, but it seems like it bounces around a little bit. Just trying to get a better sense of how to think about the components of that revenue, and then I have a follow-up on a different subject. Thanks.

Lee Hodges:
Brandon, it's Lee. Let me see if I can comment on that. I would say there's probably two major drivers of the ups and downs. On the upside, it's obviously new deals. Right?

Brandon Dobell:
Right.

Lee Hodges:
We sign new business, and we also--what we enjoy with these long-term clients is that if there's any new IT activity, within that enterprise, that will generally get added to our contract. So up--on the upside, we sell new name customers, and we also grow those contracts. Usually fairly significantly within the same client.

Brandon Dobell:
Okay.

Lee Hodges:
The primary downside- I should say we have a 98% renewal rate, so there is very little downside in terms of lost business, but the nature of the business is that you will renew contracts at lower revenue streams going forward. So we get a little downward pressure at renewal time. So those are--those are the offsetting--those are the offsetting characteristics in that business.

Charles Morgan:
And also note that we--in the traditional outsourcing business is not a focus to go out and grow and sign big new traditional outsourcing deals. We are signing data factory outsourcing, which is a smaller business today, but as Lee reported growing at a 50% rate right now.

Brandon Dobell:
So if you would characterize, and I bet 98%, I would imagine as a number of clients, have you guys ever talked about a share of wallet or wallet renewal figure to give us a sense of what that revenue stream might look like?

Lee Hodges:
Say it again, Brandon, I'm not clear on your question.

Brandon Dobell:
Sure. I guess the two ways to look at renewals would be how many customers do you keep year on year, but then within those customers how much of the revenue, you get $100 million last year and you keep 50 of it, because of either pricing or scale back program--

Lee Hodges:
No, no, my 98% quote had to do with whole customers.

Brandon Dobell:
Okay.

Lee Hodges:
The renewal rate--sometimes we'll renew at a higher price, but generally the renewal might take a little bit of the revenue out. It wouldn't be anything like 50 to a 100, though.

Brandon Dobell:
No. Yes, I was just trying to scale it. Okay. Okay. And then I guess--I think both--well, all you guys talked about a lot of good data points on growth and verticals, growth from products. From two perspectives this quarter, where weren't you pleased with the topline opportunity, obviously excluding that one issue in financial services, and are the areas where you're not please do you see real easy upside? Is it tougher to get those things going to kind of the group average or above? Just trying to get a sense for what the low hanging fruit might be in terms of accelerating revenue growth.

Frank Cotroneo:
Brandon, this is Frank. I think you hit the nail on the head with the one area, and I think all things considered given our digital businesses grown over 18%, and the risk mitigation business growing in the middle 20's, and some of the other CDI marketing industries, automotive and others growing in the 20, 30% range, it's just a matter of us getting out and continuing to sell efforts in those new spaces while we continue to move up in the life cycle curve in the financial services phase, away from the acquisition piece up to the attrition avoidance for our key banks, up to the cross sell and the upsell, which is where a lot of our customers are going right now. So we have reason to believe that all those opportunities right now are fruitful, low hanging or middle hanging, but this is definitely the place where we're focused.

Brandon Dobell:
Okay. Okay.

Frank Cotroneo:
Just another thing to add to Lee's comment before on the renewals on the IT services, when we do find ourselves in a situation where we have some price pressure, that also gives us an opportunity to go back to the client and talk about scope of the deal. So we try our very best not to be in a situation where we're just reducing the revenue side of this. We're also reducing the expense side. Margin maintenance is a key strategy here. We understand that, and so do the clients. So you can't keep getting the same services cheaper forever and there's a scope issue there as well which we also maintain.

Brandon Dobell:
Okay. Great. Thanks a lot.

Operator:
We'll take a question from --

Frank Cotroneo:
We'll just have one more question, please.

Operator:
Okay, Troy Mastin from William Blair and Company.

Troy Mastin:
Thank you. Good afternoon. I don't think you're articulating any plans. I just want to make sure, you're mentioning efforts to accelerate revenue growth. Just want to make sure you're not really changing strategy or tactics from when you held the analyst meeting on September 27th.

Frank Cotroneo:
No.

Lee Hodges:
Absolutely not.

Charles Morgan:
We're focused on revenue growth, we talked a lot about revenue growth there, there's not any--there's really no news on that front, other than the fact that we're all fully engaged on it. It's on our mind, and we have a very ambitious set of plans to execute on that.

Troy Mastin:
Okay. Great. I just wanted to make sure I didn't miss anything. And then just a couple of clarifying questions. On the debt, are you saying that there's an extra 4.4 million in interest expense to expect next quarter or an extra 6 million?

Frank Cotroneo:
Well, this quarter had half a month, and that half a month equaled about 1.5 million, 1.6 million. When you normalize that for a full quarter you'll get about $6 million of incremental interest over a quarter without the incremental bar.

Troy Mastin:
Okay. That makes sense then. And then finally on the FX benefit, was your full FX benefit this quarter 1.2 million versus last year?

Frank Cotroneo:
Yes.

Troy Mastin:
Okay, I think those were all my questions. Thanks.

Charles Morgan:
Thanks, Troy.

Frank Cotroneo:
All right, I want to thank you very much. I appreciate everybody's attendance, and we look forward to speaking with you on the next call. Thank you, operator.

Operator:
You're welcome. And that does conclude today's conference call. Thank you all for joining us today.